EX 99.5

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On July 1, 2014, Tyson Foods, Inc., a Delaware corporation ("Tyson"), and HMB Holdings, Inc. ("HMB Holdings"), a Maryland corporation and wholly-owned subsidiary of Tyson, entered into a definitive agreement and plan of merger (the “Merger Agreement”) with The Hillshire Brands Company (“Hillshire”), a Maryland corporation. Under the Merger Agreement, Tyson and HMB Holdings will acquire Hillshire and its subsidiaries for a price of $63.00 per share in cash. The all-cash transaction is valued at approximately $8.9 billion, including the assumption of Hillshire's net debt and breakage fees. The Merger Agreement contains representations, warranties and covenants of the parties customary for transactions of this type
Concurrently, and in connection with entering into the Merger Agreement, Tyson entered into a fully committed 364-day unsecured bridge facility from Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. Tyson also entered into a senior unsecured term loan facility with the same lenders. The committed facilities, together with cash on hand, will be available to fund the Hillshire acquisition, including the payment of related fees and expenses. Permanent funding is expected to include a mix of term loans, senior notes issuance, common stock issuance, tangible equity unit issuance and cash on hand.
The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Tyson and Hillshire and has been prepared to reflect the proposed Hillshire acquisition and related financing transactions. For purposes of the pro forma financial information, we have assumed the acquisition financing will consist of: (a) $2,500 million aggregate principal amount of term loans; (b) $3,250 million aggregate principal amount of senior notes; (c) $949 million issuance of common stock; (d) $1,500 million issuance of tangible equity units, consisting of $1,280 million of prepaid stock purchase contracts and $220 million of senior amortizing notes; and (e) $314 million cash on hand. The final structure and terms of the acquisition financing will be subject to market conditions and may change materially from the assumptions used in the pro forma information. See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information" below.
The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of operating results that would have been achieved had the acquisition been completed as of September 30, 2012 (first day of the most recently completed fiscal year) and does not intend to project the future financial results of Tyson after the Hillshire acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what Tyson’s financial condition would have been had the transactions closed on March 29, 2014 (latest interim balance sheet date) or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Hillshire acquisition and synergies that may be derived from any integration activities.
Tyson’s fiscal year ends in September, while Hillshire’s fiscal year ends in June. The unaudited condensed consolidated balance sheet combines the unaudited condensed consolidated balance sheet of Tyson as of March 29, 2014, and the unaudited condensed consolidated balance sheet of Hillshire as of March 29, 2014. The full-year unaudited pro forma condensed consolidated statement of income for the year ended September 28, 2013, combines the audited consolidated statement of income for Tyson for the fiscal year ended September 28, 2013 and the audited consolidated statement of income of Hillshire for the fiscal year ended June 29, 2013. The unaudited pro forma condensed consolidated statement of income for the six months ended March 29, 2014 combines the unaudited condensed consolidated statement of income of Tyson for the six months ended March 29, 2014 and Hillshire’s unaudited condensed consolidated statement of income for the six months ended March 29, 2014. The unaudited condensed consolidated statement of income of Hillshire for the six months ended March 29, 2014 was determined by subtracting Hillshire’s unaudited condensed consolidated statement of income for the three months ended September 28, 2013 (its first quarter of fiscal 2014) from the unaudited condensed consolidated statement of income for the nine months ended March 29, 2014. Sales of $984 million and net income of $29 million related to Hillshire's first fiscal quarter ended September 28, 2013, are not included in the pro forma information.

EX 99.5

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	notes to the unaudited pro forma condensed consolidated financial information;

•	Tyson’s Current Report on Form 8-K filed on July 2, 2014, including exhibits thereto, which describes the Hillshire acquisition;

•	audited consolidated financial statements of Tyson as of and for the year ended September 28, 2013, which are included in Tyson’s Current Report on Form 8-K filed with the SEC on July 28, 2014;

•	audited consolidated financial statements of Hillshire as of and for the year ended June 29, 2013, which are included in Exhibit 99.1 contained herein;

•
unaudited condensed consolidated financial statements of Tyson as of and for the six months ended March 29, 2014, which are included in Tyson’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, as filed with the SEC; and

•	unaudited condensed consolidated financial statements of Hillshire as of and for the nine months ended March 29, 2014, which are included in Exhibit 99.2 contained herein.

EX 99.5

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 29, 2014
(in millions)

	Tyson	Hillshire	Pro Forma
	Historical	Historical	Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$438	$219	$(314)	(1)	$343
Accounts receivable, net	1,548	205	—		1,753
Inventories	2,968	300	45	(2)	3,313
Other current assets	230	374	139	(3)	743
Total Current Assets	5,184	1,098	(130)		6,152
Net Property, Plant and Equipment	4,105	814	445	(4)	5,364
Goodwill	1,925	371	4,103	(5)	6,399
Intangible Assets	156	134	5,057	(6)	5,347
Other Assets	516	114	(19)	(7)	611
Total Assets	$11,886	$2,531	$9,456		$23,873

Liabilities and Shareholders' Equity
Current Liabilities
Current debt	$52	$102	$262	(8)	$416
Accounts payable	1,429	306	—		1,735
Other current liabilities	1,024	323	(63)	(9)	1,284
Total Current Liabilities	2,505	731	199		3,435
Long-Term Debt	1,888	840	5,737	(8)	8,465
Deferred Income Taxes	444	—	2,032	(10)	2,476
Other Liabilities	585	359	—		944
Commitments and Contingencies
Shareholders' Equity
Common Stock
Class A	32	1	1	(11)	34
Class B	7	—	—		7
Capital in excess of par value	2,181	188	1,970	(11)	4,339
Retained earnings	5,407	603	(674)	(11)	5,336
Accumulated other comprehensive loss	(103)	(140)	140	(11)	(103)
Unearned stock of ESOP	—	(51)	51	(11)	—
Treasury stock, at cost	(1,088)	—	—		(1,088)
Total Registrant Shareholders' Equity	6,436	601	1,488		8,525
Noncontrolling Interests	28	—	—		28
Total Shareholders' Equity	6,464	601	1,488		8,553
Total Liabilities and Shareholders' Equity	$11,886	$2,531	$9,456		$23,873

EX 99.5

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Twelve Months Ended
(in millions, except per share data)

	Tyson	Hillshire
	Historical	Historical	Pro Forma
	September 28, 2013	June 29, 2013	Adjustments		Pro Forma

Sales	$34,374	$3,920	$(63)	(12)	$38,231
Cost of Sales	32,016	2,758	166	(13)	34,940
Gross Profit	2,358	1,162	(229)		3,291
Selling, General and Administrative	983	865	(200)	(14)	1,648
Operating Income	1,375	297	(29)		1,643
Other (Income) Expense
Interest Income	(7)	(7)	—		(14)
Interest Expense	145	48	177	(15)	370
Other, net	(20)	—	—		(20)
Total Other (Income) Expense	118	41	177		336
Income from Continuing Operations before Income Taxes	1,257	256	(206)		1,307
Income Tax Expense	409	72	(78)	(10)	403
Income from Continuing Operations	848	184	(128)		904
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—		—
Net Income from Continuing Operations Attributable to Registrant	$848	$184	$(128)		$904

Weighted Average Shares Outstanding:
Class A Basic	282		56	(16)	338
Class B Basic	70				70
Diluted	367		62	(16)	429

Net Income per Share from Continuing Operations
Class A Basic	$2.46				$2.25
Class B Basic	$2.22				$2.07
Diluted	$2.31				$2.11

EX 99.5

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Six Months Ended
(in millions, except per share data)

	Tyson	Hillshire
	Historical	Historical	Pro Forma
	March 29, 2014	March 29, 2014	Adjustments		Pro Forma

Sales	$17,793	$2,037	$(38)	(12)	$19,792
Cost of Sales	16,457	1,431	77	(13)	17,965
Gross Profit	1,336	606	(115)		1,827
Selling, General and Administrative	563	414	(99)	(14)	878
Operating Income	773	192	(16)		949
Other (Income) Expense
Interest Income	(5)	(5)	—		(10)
Interest Expense	53	24	86	(15)	163
Other, net	1	—	—		1
Total Other (Income) Expense	49	19	86		154
Income from Continuing Operations before Income Taxes	724	173	(102)		795
Income Tax Expense	262	17	(39)	(10)	240
Income from Continuing Operations	462	156	(63)		555
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(5)	—	—		(5)
Net Income from Continuing Operations Attributable to Registrant	$467	$156	$(63)		$560

Weighted Average Shares Outstanding:
Class A Basic	272		56	(16)	328
Class B Basic	70				70
Diluted	355		62	(16)	417

Net Income per Share from Continuing Operations
Class A Basic	$1.40				$1.43
Class B Basic	$1.26				$1.31
Diluted	$1.32				$1.34

EX 99.5

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(dollars in millions, except per share data)
BASIS OF PRO FORMA PRESENTATION
The unaudited pro forma condensed consolidated financial information presented is based on the historical audited and unaudited consolidated financial information of Tyson and the audited and unaudited consolidated financial information of Hillshire. The unaudited pro forma condensed consolidated balance sheet as of March 29, 2014 assumes the Hillshire acquisition was completed on that date. The unaudited pro forma condensed consolidated statements of income for the year ended September 28, 2013 and the six months ended March 29, 2014, assume the Hillshire acquisition was completed on September 30, 2012.
Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the Hillshire acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of income are based on items directly attributable to the acquisition and related financing and are factually supportable and expected to have a continuing impact on Tyson.
The acquisition will be accounted for as a business combination. Accordingly, the assets acquired and liabilities assumed are recorded based on their estimated fair values. The unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the acquisitions and synergies that may be derived from any integration activities, both of which may have a material effect on Tyson’s consolidated statements of income in periods following the completion of the Hillshire acquisition.
Certain amounts in Hillshire’s historical financial information have been reclassified to conform to Tyson’s presentation.
HILLSHIRE ACQUISITION TRANSACTION SUMMARY
Tyson intends to pay in cash a purchase price equal to $63.00 per share, or $8,081, at closing to consummate the Hillshire acquisition. In addition, Tyson paid $163 in cash for breakage costs incurred by Hillshire related to a previously proposed acquisition, and will assume Hillshire’s net debt which totaled $621 as of June 28, 2014. Pro forma adjustments related to the financing for the Hillshire acquisition have been made in the unaudited pro forma condensed consolidated balance sheet as of March 29, 2014 as if the Hillshire acquisition had closed on that date and in the unaudited pro forma condensed consolidated statements of income for the year ended September 28, 2013 and the six months ended March 29, 2014 as if the financings had been completed on September 30, 2012.
Financing Assumptions
Concurrently, and in connection with entering into the Merger Agreement, Tyson entered into a fully committed 364-day unsecured bridge facility from Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. Tyson also entered into a senior unsecured term loan facility with the same lenders. The committed facilities, together with cash on hand, will be available to fund the Hillshire acquisition, including the payment of related fees and expenses. Notwithstanding the foregoing, for purposes of the pro forma financial information, Tyson has assumed the Hillshire Acquisition financing will consist of:

a)	an assumed $1,306 aggregate principal amount of 3-year floating rate term loans with an amortizing base equal to 2.50% per quarter and with an assumed interest rate of 1.60%;

b)	an assumed $594 aggregate principal amount of 5-year floating rate term loans with an amortizing base equal to 2.50% per quarter and with an assumed interest rate of 1.75%;

c)	an assumed $600 aggregate principal amount of 5-year floating rate term loans, with an assumed interest rate of 1.75%;

d)	an assumed $3,250 aggregate principal amount of 5, 10, and 30-year fixed rate senior notes, with an assumed stated weighted average interest rate of 3.91%;

e)
an assumed $949 issuance of common stock, at an assumed offering price of $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), which would result in the issuance of approximately 24.0 million shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares of common stock) and an increase in pro forma weighted-average shares outstanding by such amount of shares;

EX 99.5

f)
an assumed $1,500 issuance of tangible equity units, assumed to be comprised of $1,280 of prepaid stock purchase contracts and $220 of senior amortizing notes. The prepaid stock purchase contracts are assumed to have a “reference price” equal to $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), such that the maximum number of shares issuable on the July 15, 2017 settlement date (which would be subject to postponement in certain limited circumstances) would be approximately 37.9 million and an increase in pro forma weighted-average shares outstanding by such amount of shares. The senior amortizing notes are assumed to have a stated interest rate of 1.5%.

The final structure and terms of the Hillshire acquisition financing will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed consolidated balance sheet, including cash and cash equivalents, long-term debt and additional paid-in capital, and various components of the unaudited pro forma condensed consolidated statements of income, including interest expense, earnings per share and weighted-average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma financial information could be material.

•
Each 0.125% increase (decrease) in each of the respective stated interest rates assumed above for the term loans, senior notes, and senior amortizing notes would increase (decrease) pro forma interest expense by approximately $7 for the year ended September 28, 2013 and approximately $3 for the six months ended March 29, 2014, and would decrease (increase) pro forma earnings per share (basic and diluted) by $0.01 per share for the year ended September 28, 2013 and by less than $0.01 per share for the six months ended March 29, 2014 (assuming the principal balances and the pro forma weighted-average shares outstanding do not change from those assumed as described herein);

•
Each $100 increase (decrease) in the principal amount of the term loans would increase (decrease) pro forma interest expense by approximately $2 for the year ended September 28, 2013 and approximately $1 for the six months ended March 29, 2014 and would decrease (increase) pro forma earnings per share (basic and diluted) by less than $0.01 per share for the year ended September 28, 2013 and the six months ended March 29, 2014 (assuming the stated interest rates on the term loans and the pro forma weighted-average shares outstanding do not change from those assumed as described herein);

•
Each $100 increase (decrease) in the principal amount of the senior notes would increase (decrease) pro forma interest expense by approximately $4 for the year ended September 28, 2013 and approximately $2 for the six months ended March 29, 2014 and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.01 per share for the year ended September 28, 2013 and by less than $0.01 per share for the six months ended March 29, 2014 (assuming the stated interest rates on the senior notes and the pro forma weighted-average shares outstanding do not change from those assumed as described herein);

•
Each $100 increase (decrease) in the amount of common stock issued would increase (decrease) pro forma weighted average shares outstanding by approximately 2.5 million shares and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.01 per share for the year ended September 28, 2013 and the six months ended March 29, 2014 (assuming the offering price per share of common stock does not change from that assumed as described herein);

•
Each $1.00 increase (decrease) in the assumed offering price of the common stock of $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), would, in the aggregate, decrease (increase) pro forma weighted-average shares outstanding by approximately 0.6 million shares, and would increase (decrease) pro forma earnings per share (basic and diluted) by less than $0.01 for the year ended September 28, 2013 and the six months ended March 29, 2014, respectively (assuming the aggregate dollar amount of common stock issued does not change from that assumed as described herein);

•
Each $100 increase (decrease) in the amount of tangible equity units issued would increase (decrease) pro forma interest expense by approximately $0.2 for the year ended September 28, 2013 and approximately $0.1 for the six months ended March 29, 2014, would increase (decrease) pro forma weighted-average shares outstanding by approximately 2.5 million shares, and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.01 per share for the year ended September 28, 2013 and the six months ended March 29, 2014, respectively (assuming the stated interest rate on the senior amortizing notes, the “reference price” for the prepaid stock purchase contracts component of the tangible equity units, and the ratio of the amount of the prepaid stock purchase contracts to the amount of the senior amortizing notes do not change from that assumed as described herein);

EX 99.5

•
Each $1.00 increase (decrease) in the assumed “reference price” of the prepaid stock purchase contracts of $39.54 per share (which was the closing price of Tyson’s common stock on The New York Stock Exchange on July 25, 2014), would, in the aggregate, decrease (increase) pro forma weighted-average shares outstanding by approximately 0.9 million shares, and would increase (decrease) pro forma earnings per share (basic and diluted) by less than $0.01 for the year ended September 30, 2013 and the six months ended March 31, 2014, respectively (assuming the aggregate dollar amounts of the prepaid stock purchase contract components of the tangible equity units to be issued do not change from those assumed as described herein).

At this time, Tyson has not completed detailed valuation analyses to determine the fair values of Hillshire’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary fair value determination based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, Tyson has not yet performed the due diligence necessary to identify all of the adjustments required to conform Hillshire’s accounting policies to Tyson’s or to identify other items that could significantly impact the fair value determination or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of the acquired assets and liabilities, including but not limited to inventories, brands, trademarks, customer relationships and other intangible assets, property, plant and equipment, and debt that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in the information contained in this unaudited pro forma condensed consolidated information. Accordingly, once the necessary valuation analyses have been performed and the final fair value determination has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the Hillshire acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Tyson’s consolidated results of operations in periods following the completion of the Tyson acquisition.
Below is a summary of the preliminary reconciliation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the Hillshire acquisition:

Total consideration (includes closing consideration, $163 breakage costs incurred by Hillshire related to a previously proposed acquisition and $43 change in control related costs)	$8,287

Historical net book value of Hillshire	$601
Preliminary valuation adjustment to inventories	45
Preliminary valuation adjustment for other assets	51
Preliminary valuation adjustment for property, plant and equipment	445
Preliminary valuation adjustment to identifiable intangible assets	5,057
Preliminary valuation adjustment to debt	(29)
Deferred and current tax impact of preliminary valuation adjustments	(1,983)
Write-off of deferred financing fees of Hillshire's existing debt	(3)
Residual adjustment to goodwill created by the business combination	4,103
Total acquisition cost	$8,287

EX 99.5

The following table is an estimate of the total sources and uses of cash as a result of the Hillshire acquisition and related financing transactions.

Sources of cash
Cash on hand	$314
Term loans - 3 year (amortizing)	1,306
Term loans - 5 year (amortizing)	594
Term loans - 5 year	600
Senior notes - 5, 10 and 30 year	3,250
Common Equity	949
Tangible Equity Units (a)	1,500
Total sources of cash	$8,513

Uses of cash
Fund Hillshire acquisition	$8,081
Breakage cost	163
Change in control cost	43
Other estimated transaction fees and expenses	226
Total uses of cash	$8,513

a)
For purposes of the pro forma financial information, the tangible equity units were assumed to consist of $1,280 of prepaid stock purchase contracts accounted for as equity and $220 of senior amortizing notes accounted for as debt.

HILLSHIRE ACQUISITION PRO FORMA ADJUSTMENTS

1)	After consideration of the expected financing transactions and related fees, Tyson estimates it will use $314 of cash on hand to consummate the Hillshire Acquisition.

2)	Reflects the adjustment of Hillshire’s inventory to its preliminary estimated fair value.

3)
Reflects a $51 reclass of Hillshire's equity for an amount owed to Hillshire from its ESOP that will be collected upon the ESOP's dissolution concurrent with the closing of the acquisition. Additionally, reflects the estimated tax benefit effect totaling $151 for certain transaction related fees and costs and a reduction of $63 for a reclass of current deferred tax liability to current deferred tax asset as described in note (9).

4)	Reflects the adjustment of Hillshire’s property, plant and equipment to its preliminary estimated fair value.

5)
Represents the incremental goodwill resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and liabilities assumed. See “Hillshire Acquisition Transaction Summary” above.

6)
For purposes of the preliminary fair value determination discussed in “Hillshire Acquisition Transaction Summary” above, Tyson estimated the fair value of Hillshire’s identifiable intangible assets at $5,191 including approximately $4,652 of brand and trademark related intangibles and approximately $539 of customer relationship intangibles representing an increase to the historical net book value of Hillshire’s intangible assets of $5,057. For purposes of determining incremental pro forma amortization expense to be recorded in the unaudited pro forma condensed consolidated statements of income, $4,363 of the brand names were assumed to have an indefinite life, $289 of the brand names were assumed to have a 20-year life to be amortized on a straight-line basis, and the customer relationship intangible assets were assumed to have a weighted average life of approximately 16 years to be amortized on a declining basis based on economic benefit derived over that period.

7)
Represents the net impact of reversing $3 of deferred financing fees recorded on Hillshire's historical balance sheet for debt instruments and recording $48 of estimated issuance costs to be incurred on the debt to be issued to finance the transaction.  Additionally, $64 of Hillshire's non-current deferred tax asset was reclassified to non-current deferred tax liability.

EX 99.5

8)
Current debt adjustment represents amounts expected to be due in the first year on the amortizing term loans and senior amortizing note component of the tangible equity units. Long-term debt reflects a $29 adjustment of Hillshire’s long-term debt to its preliminary estimated fair value and the estimated incremental new debt Tyson expects to incur to finance the Hillshire acquisition less the current portion. The estimated balance of new Tyson debt consists of the following components: term loans of $2,500 ($190 shown as current debt), senior notes of $3,250 and senior amortizing notes component of tangible equity units of $220 ($72 shown as current debt). See "Hillshire Acquisition Transaction Summary - Financing Assumptions" above for various assumptions made with respect to the estimated balances of the new Tyson debt.

9)	Reflects a reclassification of Tyson's net current deferred tax liability at March 29, 2014 to net against Hillshire's net current deferred tax asset.

10)
Income tax expense and deferred income tax impacts in the pro forma condensed consolidated balance sheet and condensed consolidated statements of income as a result of purchase accounting have been estimated at Tyson’s incremental statutory tax rate of 38%. Additionally, Deferred Income Taxes includes a reduction of $63 for a reclass of current deferred tax liability as described in note (7).

11)
Reflects adjustments to remove Hillshire’s historical equity accounts to record the acquisition (the total of which is equal to its net book value) and reclass $51 related to a receivable from Hillshire's ESOP as described in note (3). Additionally, includes adjustments to reduce retained earnings to reflect the after tax effect of certain acquisition related expenses as described in notes contained herein, to reduce capital in excess of par value for fees related to equity issuance, and to increase common stock and capital in excess of par value for the estimated net proceeds from the issuance of common stock and the prepaid stock purchase contract component of the tangible equity units. See "Hillshire Acquisition Transaction Summary - Financing Assumptions" above for various assumptions made with respect to estimated proceeds from the issuance of common stock and the prepaid stock purchase contract component of the tangible equity units.

12)	Sales and Cost of Sales were adjusted to eliminate sales of $63 for the year ended September 28, 2013 and $38 for the six months ended March 29, 2014 between Tyson and Hillshire.

13)
Reflects the elimination of Cost of Sales for intercompany sales as described in note (12) and an adjustment to reclass shipping and handling costs to Cost of Sales from Selling, General and Administrative expense of $249 for the year ended September 28, 2013 and $123 for the six months ended March 29, 2014. The reclass of shipping and handling costs is to conform Hillshire's policy election to record shipping and handling costs in Selling, General and Administrative expense to Tyson's policy to record such costs in Cost of Sales. Additionally, reflects a decrease in depreciation expense of $20 for the year ended September 28, 2013 and $8 for the six months ended March 29, 2014 driven by an extension of the historical useful lives of Hillshire's property, plant and equipment, partially offset by the impact of fair value adjustments to their respective book values.

14)
Reflects adjustments to reclass shipping and handling costs from Selling, General and Administrative expense to Cost of Sales as described in note (13) and amortization of intangible assets as described in note (6) of $51 for the year ended September 28, 2013 and $25 for the six months ended March 29, 2014. Additionally, reflects a decrease of $2 for the year ended September 28, 2013 and $1 for the six months ended March 29, 2014 for the changes in depreciation expense described in note (13) that are charged to Selling, General and Administrative expense.

15)
As described in notes herein, Tyson expects to incur new debt to partially finance the Hillshire acquisition. The pro forma adjustments for the year ended September 28, 2013 and the six months ended March 29, 2014, reflect incremental interest expense, including amortization of deferred financing fees using the effective interest method, for new debt expected to be incurred by Tyson.

16)
As described in notes herein, Tyson intends to issue common stock and tangible equity units to partially finance the Hillshire acquisition. Tyson intends to raise $949 from the issuance of common stock and $1,280 from the issuance of the prepaid stock purchase contract component of the tangible equity units. Based on the closing market price of Tyson common stock on July 25, 2014 of $39.54 per share and the assumed "reference price" and maximum conversion rate for the stock purchase contracts for diluted shares (and the minimum conversion rate for basic shares), Tyson estimated the issuance of common stock and tangible equity units would result in a 56 million share increase to pro forma basic shares outstanding and 62 million share increase to pro forma diluted shares outstanding for both the year ended September 28, 2013 and the six months ended March 29, 2014. See “Hillshire Acquisition Transaction Summary - Financing Assumptions” above for various assumptions made with respect to the estimated proceeds from the issuance of common stock and the prepaid stock purchase contract component of the tangible equity units.